                    [LETTERHEAD OF H.F. AHMANSON & COMPANY]

FOR IMMEDIATE RELEASE                                 Contacts:
---------------------                                 Ahmanson:
                                                      ---------
                                                        Media:    Mary Trigg
                                                                  (626) 814-7922
                                                        Investor: Steve Swartz
                                                                  (626) 814-7986

                                                      Coast:      Mark Neal
                                                      ------      (213) 362-2242


                       AHMANSON TO ACQUIRE COAST SAVINGS

 -Forms Third Largest California Financial Institution; Immediately Accretive
                               to 1998 Earnings-

        -Coast Shareholders to Receive Ahmanson Stock and Certificates
                   Relating to Coast's Goodwill Litigation-

     IRWINDALE and LOS ANGELES, CA, October 6, 1997--H.F. Ahmanson & Company (NYSE:AHM), parent company of Home Savings of America, and Coast Savings Financial, Inc. (NYSE:CSA), parent company of Coast Federal Bank, today jointly announced the signing of a definitive agreement for Ahmanson to acquire Los Angeles-based Coast. The combined company would be California's third largest financial institution, with more than $39 billion in deposits.

     Under the terms of the agreement, Coast shareholders will receive a tax-free exchange of 0.8082 shares of Ahmanson common stock for each share of Coast common stock. In addition, Coast shareholders will receive tradable certificates representing the right to receive an amount equal to 100 percent of any after tax proceeds (net of expenses) from Coast's pending "goodwill" litigation against the U.S. government.

     Excluding the value of the goodwill litigation certificates, the exchange ratio represents a price of $46.17 for each Coast share, based on Ahmanson's closing stock price on October 3, 1997, resulting in a purchase price of $901 million. The Ahmanson
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stock to be issued represents a multiple of 1.9 times Coast's book value at June
30, 1997, and a deposit premium of approximately 7.1 percent.

     Ahmanson Chairman and Chief Executive Officer Charles R. Rinehart said, "This transaction is good for California since it creates an even stronger competitor headquartered in Southern California. For over one hundred years, Home Savings has been a major contributor to the growth of California. The addition of Coast enhances our already strong presence in key markets throughout the state, as well as our ability to offer financial products to both individuals and small businesses. Coast's customers will benefit from a wider array of consumer banking products and the new availability of business banking products and services.

     "This transaction is also consistent with our desire to build shareholder value," he added. "It yields meaningful and immediate accretion to earnings while preserving our ability to continue buying back shares. In addition, Coast fits directly into our strategy of being a full-service consumer and small business bank."

     The transaction will be accounted for as a purchase.

     Following the merger, Ahmanson will have total assets of $56.6 billion. It will also have $39.2 billion in deposits, and serve more than two million households through 460 financial service centers in California, Florida and Texas. Home Savings' share of California's retail deposit market will increase to 9.1 percent from 7.5 percent.

     Coast Chairman and Chief Executive Officer Ray Martin said, "We are proud to have Coast join forces with Home Savings at this time. Their top-flight board and management team have demonstrated a strong and savvy commitment to enhancing shareholder value, and we believe this combination will accelerate their well-underway transformation into a regional banking powerhouse. We are also very pleased that the transaction will preserve all the potential benefits of Coast's 'supervisory goodwill' lawsuit for our shareholders."

     Rinehart will serve as Chairman and CEO of the combined company. Martin will join the Ahmanson Board of Directors.

     Coast's 90 retail branches, with deposits totaling $6.4 billion at June 30, 1997, are located in both Northern and Southern California. Coast has 28 branches in Northern California in San Francisco, Monterey, Santa Cruz, Santa Clara, Contra Costa and Alameda counties. In Southern California, its 62 branches are located in Los Angeles, Orange, Riverside, San Bernardino and Ventura counties.

     Coast currently has 1,500 employees compared to Ahmanson's 9,300 employees. Job loss is expected to be minimal because of the high number of jobs currently open at Home Savings stemming from its recent hiring restriction and the company's normal attrition.

     The acquisition has been unanimously approved by the boards of directors of both companies. It is contingent upon regulatory approval and Coast shareholder approval, and is expected to close in the first quarter of 1998.

     H.F. Ahmanson & Company, with more than $47 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer and small business banks.

                                      ###

     This release contains forward looking statements with respect to the financial condition, results of operations and business of H.F. Ahmanson and, assuming the consummation of the merger, a combined H.F. Ahmanson/Coast Savings Financial including statements relating to: (a) the cost savings and accretion to reported earnings that will be realized from the merger; (b) the impact on revenues of the merger, and (c) the restructuring charges expected to be incurred in connection with the merger. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the merger cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3)


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competitive pressure among depository institutions increases significantly; (4)
costs or difficulties related to the integration of the businesses of H.F. Ahmanson and Coast Savings Financial are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

                                AHMANSON/COAST

                                  AT A GLANCE


June 30, 1997 Figures (all dollar figures in millions, except per share amounts). Financial ratios reflect six month data.

                                                       AHMANSON     COAST       COMBINED
Total Assets                                           $ 47,532     $  9,103    $ 56,635

Total Deposits                                         $ 32,742     $  6,413    $ 39,155

California Market Share (Deposits)                          7.5%         1.6%        9.1%

California Market Position (Deposits)                         4            9           3

Total Loans & Mortgage-backed securities               $ 44,357     $  8,203    $ 52,580

Net Income (Second Qtr.)                               $  115.7     $   12.6

Net Income (First Half)                                $  218.7     $   24.9

Return on Average Assets - 6 months                        0.90%        0.56%

Return on Average Equity - 6 months                        18.3%        11.4%

Nonperforming Assets                                   $  690.5     $  127.9

Nonperforming Assets/Total Assets                          1.45%        1.40%

Stockholders' Equity/Assets                                5.18%        4.92%

Book Value Per Share                                   $  20.35     $  24.06

Closing Stock Price Per Share 10/3/97                  $  57.13     $     54

Fully diluted Shares Outstanding (000's) 10/3/97        106,255       18,616

Market Capitalization 10/3/97                          $6,070.3     $1,005.3

Branch Locations 9/26/97                                    370           91

Households Served (000's)                                 1,641          418

Employees                                                 9,254        1,500